UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 25, 2007

IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(ZIP Code)

(207) 556-0300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ]	Written communications purusant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material purusant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications purusant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications purusant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

        On January 25, 2007, IDEXX Laboratories, Inc. (the “Company” or “IDEXX”), and certain material subsidiaries of the Company, as guarantors, entered into a credit agreement relating to a six-month unsecured revolving credit facility (the “Credit Agreement”) in the principal amount of $125 million (the “Commitment”), with JPMorgan Chase Bank, National Association, as administrative agent, and JPMorgan Chase Bank, National Association, Toronto Branch, as Toronto agent (collectively, “JP Morgan”). The Company and its subsidiaries who are designated as borrowers pursuant to the Credit Agreement (the “Borrowers”) are permitted to borrow under the Credit Agreement upon completion of certain post-closing conditions (the “Effective Date”).

        The new credit facility may be used by the Company for general corporate purposes of the Company and its subsidiaries, including stock repurchases and acquisitions. Pursuant to the terms of the Credit Agreement, the Company and its subsidiaries are permitted to borrow funds up to the Commitment with a Cdn$60 million sublimit for borrowings denominated in Canadian Dollars. Amounts outstanding under the Credit Agreement bear interest at a rate equal to, at the Company’s option, (1) for borrowings in United States Dollars and alternative currencies (other than Canadian Dollars), the British Bankers Association LIBO rate plus a margin rate ranging from 0.375% to 0.875% based on the Company’s consolidated leverage ratio or the higher of the Federal Funds Rate plus 0.50% and the prime rate announced by JPMorgan Chase Bank, National Association in New York, or (2) for borrowings in Canadian Dollars, the CDOR rate plus a margin rate ranging from 0.375% to 0.875% based on the Company’s consolidated leverage ratio or the higher of the one-month CDOR Rate plus 1% or the prime rate announced by JPMorgan Chase Bank, National Association in Toronto. The Company has agreed to pay a quarterly commitment fee on the unused Commitment ranging from 0.08% to 0.2% based on the Company’s consolidated leverage ratio. Any outstanding loans under the Credit Agreement mature at the latest on June 30, 2007.

        As of the Effective Date, the Company, IDEXX Distribution, Inc., IDEXX Operations, Inc. and IDEXX Reference Laboratories, Inc. will unconditionally guarantee the obligations of the Borrowers under the Credit Agreement. After the Effective Date, if the Company creates or acquires a material U.S. subsidiary or if any existing U.S. subsidiary becomes a material subsidiary, each such material subsidiary is required to execute a guaranty agreement.

        The obligations of the Company and any additional borrower under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default including, without limitation, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, defaults relating to judgments, ERISA, the failure to pay specified indebtedness, and a change of control default.

        In addition, the Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type. The negative covenants include restrictions on liens, indebtedness of subsidiaries of the Company, fundamental changes, investments, transactions with affiliates and negative pledge agreements. The financial covenants include debt-to-EBITDA ratios of the Company.

        The forgoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        The information set forth in Item 1.01 above with respect to the Credit Agreement is incorporated herein in it entirety.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits

See the Exhibit Index attached to this Report, which is incorporated herein by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2007	IDEXX LABORATORIES, INC.

By: /s/ Conan R. Deady
Conan R. Deady Corporate Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Credit Agreement among the Company, as borrower, certain material subsidiaries of the Company, as guarantors, JPMorgan Chase Bank, National Association, as administrative agent, and JPMorgan Chase Bank, National Association, Toronto Branch, as Toronto agent.